TERMINATION AGREEMENT

(U.S. Pebble Acquisition Agreement)

THIS AGREEMENT dated April 29, 2010.

AMONG:

ETERNAL ENERGY CORP., a body corporate having offices in the City of Littleton, in the State of Colorado (“Eternal”)

- and -

FAIRWAY EXPLORATION LLC., a body corporate having offices in the City of Littleton, in the State of Colorado (“Fairway”)

- and -

PROSPECTOR OIL, INC., a body corporate having offices in the City of Billings, in the State of Montana (“Prospector”)

- and -

PEBBLE PETROLEUM INC., a body corporate having offices in the City of Vancouver, in the Province of British Columbia (“Pebble”)

- and -

ROVER RESOURCES, INC., a body corporate having offices in the City of Vancouver, in the Province of British Columbia (“Rover”)

WHEREAS Eternal, Fairway, Prospector, Pebble (as the successor by name change to 0770890 B.C. Ltd.) and Rover are parties to the U.S. Pebble Acquisition Agreement;

AND WHEREAS Eternal and Rover, in furtherance of the U.S. Pebble Acquisition Agreement, have entered into the Existing JOA;

AND WHEREAS the parties have recently determined that the U.S. Pebble Acquisition Agreement should be terminated as between Eternal and Pebble/Rover as to any go-forward rights and obligations thereunder between those parties;

AND WHEREAS it is not the intention of the parties to terminate the U.S. Pebble Acquisition Agreement as to any subsisting rights and obligations thereunder as between Fairway/Prospector and Eternal/Rover/Pebble.

NOW THEREFORE in consideration of the premises hereto, the covenants and agreements hereinafter set forth and contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

Each capitalized word or phrase used in this Agreement, including the recitals and this Section, shall have the meaning ascribed thereto below:

(a)	“Agreement” means this agreement and any schedule attached hereto;

(b)	“Current JOA Lands” means the areal, stratigraphic and substance rights governed by the Existing JOA;

(c)	“Current JOA Rights” means the rights Rover and Eternal enjoy in respect of the Current JOA Lands pursuant to the Existing JOA;

(d)	“Effective Date” means April 29, 2010;

(e)	“Existing JOA” means that certain Operating Agreement dated October 26, 2006 between Rover and Eternal, as amended by an Amending Agreement dated April 29, 2010;

(f)	“Prospect” has the meaning ascribed to such term in the U.S. Pebble Acquisition Agreement; and

(g)	“U.S. Pebble Acquisition Agreement” means that certain Letter Acquisition Agreement dated October 26, 2006 among Eternal, Fairway, Prospector, 0770890 B.C. Ltd. (now known as Pebble) and Rover.

ARTICLE 2
ETERNAL/ROVER/PEBBLE TERMINATION

2.1	Termination

The U.S. Pebble Acquisition Agreement is terminated solely as between Eternal and Pebble/Rover as of the Effective Date as to any go-forward rights and obligations thereunder as between those parties such that, among other things, neither Rover nor Pebble shall be entitled to an area of mutual interest right in respect of any Prospect acreage acquired by Eternal from and after the Effective Date and vice versa.

2.2	Current JOA Rights

Eternal and Rover shall continue to own and enjoy their Current JOA Rights and, from and after the Effective Date, the Existing JOA shall be the only agreement remaining between such parties in respect of the Prospect.

2.3	Accrued Rights and Obligations

The termination of the U.S. Pebble Acquisition Agreement as between Eternal and Pebble/Rover as provided above will not affect any rights and obligations as between Eternal and Rover/Pebble which were fully accrued as of the Effective Date.

ARTICLE 3
RATIFICATION

3.1	U.S. Pebble Acquisition Agreement

The parties acknowledge and agree that this Agreement is supplementary to and shall form one instrument with the U.S. Pebble Acquisition Agreement, such instrument shall henceforth be read together with this Agreement and have effect so far as practical as though all the relevant provisions hereof and thereof were contained in one instrument and the U.S. Pebble Acquisition Agreement, as amended, modified or supplemented by this Agreement, is in all respects ratified and confirmed and shall continue in full force and effect except as between Eternal and Pebble/Rover.

ARTICLE 4
MISCELLANEOUS

4.1	Headings

The headings of clauses herein are inserted for convenience of reference only and shall not affect the construction of the provisions hereof.

4.2	Supercedes Previous Agreements

This Agreement supercedes any other agreements, documents, writings and verbal understandings between the parties relating to the subject matter of this Agreement, and expresses all of the terms and conditions agreed upon by the parties with respect thereto.

4.3	Governing Laws/Courts

(a)
Governing Laws:  This Agreement and the U.S. Pebble Acquisition Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and the laws of Canada applicable therein and shall, in every regard, be treated as contracts made in the Province of British Columbia.  To the extent that the location of the Prospect in the Province of Saskatchewan requires the application of the laws in force in the Province of Saskatchewan, such laws shall be adduced as evidence in the British Columbia courts having jurisdiction in respect of a dispute arising hereunder.

(b)
Courts:  The parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and courts of appeal therefrom in respect of all matters arising out of this Agreement.

4.4	Severability

If any covenant or condition contained in this Agreement is determined to be, in whole or in part, invalid or unenforceable by reason of any rule of law or public policy, such invalidity or unenforceability will not affect the validity or enforceability of any other covenant or provision, such partial invalidity or unenforceability shall not affect the validity or enforceability of the remainder of such covenant or provision and such invalid or unenforceable covenant or provision or portion thereof, as the case may be, shall be severable from the remainder of this Agreement.

4.5	Further Assurances

Each party, without further consideration, shall in a timely fashion do or perform or cause to be done or performed all such further and other acts and things, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further and other instruments, deeds and other writings and generally shall take or cause to be taken all such further and other actions as may be reasonably necessary or desirable to carry out its obligations hereunder or to ensure and give full force and effect to the provisions and intent, purpose and meaning of this Agreement.

4.6	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the parties and (as applicable) their respective heirs, executors, administrators, personal representatives, successors, receivers, receiver-managers, trustees and permitted assigns.

4.7	Counterparts and Delivery

This Agreement may be executed in counterparts and delivered by electronic or other means, which shall constitute effective execution and delivery.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

ETERNAL ENERGY CORP.		FAIRWAY EXPLORATION LLC

Per:	/s/ Bradley M. Colby	Per:	/s/ Steve Swanson
	Bradley M. Colby		Steve Swanson
	Chief Executive Officer		Manager

PROSPECTOR OIL, INC.		PEBBLE PETROLEUM INC.

Per:	/s/ Richard L. Findley	Per:	/s/ Gerald J. Shields
	Richard L. Findley		Gerald J. Shields
	President		President

ROVER RESOURCES, INC.

Per:	/s/ Gerald J. Shields
Gerald J. Shields
President

This is the execution page to a Termination Agreement among Eternal Energy Corp., Fairway Exploration LLC, Prospector Oil, Inc., Pebble Petroleum Inc. and Rover Resources, Inc. respecting the U.S. Pebble Acquisition Agreement.